Exhibit 99.1

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Ed Fishbough
615-344-2688	615-344-2810

HCA Reports Fourth Quarter 2018 Results

and Provides 2019 Guidance

Board Authorizes Additional $2 Billion Share Repurchase Program

and Increases Quarterly Dividend

Nashville, Tenn., January 29, 2019 – HCA Healthcare, Inc. (NYSE: HCA) today announced financial and operating results for the fourth quarter ended December 31, 2018.

Key fourth quarter metrics (all percentage changes compare 4Q 2018 to 4Q 2017 unless otherwise noted):

•	Revenues totaled $12.274 billion, an increase of 6.2 percent

•	Net income attributable to HCA Healthcare, Inc. totaled $1.064 billion, or $3.01 per diluted share

•	Adjusted EBITDA totaled $2.508 billion, an increase of 6.2 percent

•	Cash flows from operating activities totaled $2.175 billion, compared to $1.734 billion in the prior year’s fourth quarter

•	Same facility equivalent admissions and same facility admissions increased 1.9 percent

•	Same facility revenue per equivalent admission increased 4.4 percent

Revenues in the fourth quarter of 2018 increased to $12.274 billion, compared to $11.562 billion in the fourth quarter of 2017. Net income attributable to HCA Healthcare, Inc. totaled $1.064 billion, or $3.01 per diluted share, compared to $474 million, or $1.30 per diluted share, in the fourth quarter of 2017. For the quarter, the Company recognized a tax benefit of $236 million, or $0.67 per diluted share, related to the impact of the Tax Cuts and Jobs Act, $169 million due to a reduction in its effective tax rate and a $67 million favorable adjustment to its deferred tax assets and liabilities. Results for the fourth quarter of 2017 included a non-cash increase in the Company’s provision for income taxes of $301 million, or $0.83 per diluted share, related to the estimated impact of the Tax Cuts and Jobs Act on its deferred tax assets and liabilities.

For the fourth quarter of 2018, Adjusted EBITDA totaled $2.508 billion, compared to $2.362 billion in the fourth quarter of 2017. Adjusted EBITDA is a non-GAAP financial measure. A table providing supplemental information on Adjusted EBITDA and reconciling net income attributable to HCA Healthcare, Inc. to Adjusted EBITDA is included in this release.

During the fourth quarter of 2018, the Company incurred additional expenses and experienced losses of revenues estimated at $31 million, or $0.07 per diluted share, associated with Hurricane Michael’s impact on our Florida panhandle facilities. This amount is prior to any potential insurance recoveries. Also, during the fourth quarter of 2018, the Company recorded a benefit of $49 million, or $0.11 per diluted share, from an insurance recovery related to Hurricane Harvey business interruption losses incurred during 2017.

Same facility admissions and equivalent admissions increased 1.9 percent in the fourth quarter of 2018 compared to the prior year period. Same facility emergency room visits declined 2.1 percent in the fourth quarter of 2018, compared to the prior year period. Same facility inpatient surgeries increased 0.1 percent, while same facility outpatient surgeries increased 0.8 percent in the fourth quarter of 2018 compared to the same period of 2017. Same facility revenue per equivalent admission increased 4.4 percent in the fourth quarter of 2018, compared to the fourth quarter of 2017.

Salaries and benefits, supplies and other operating expenses totaled $9.770 billion, or 79.6 percent of revenues, in the fourth quarter of 2018, compared to $9.209 billion, or 79.7 percent of revenues, in the fourth quarter of 2017. On a same facility basis, salaries and benefits, supplies and other operating expenses totaled $8.936 billion, or 76.8 percent of revenues, for the fourth quarter of 2018, compared to $8.420 billion, or 77.0 percent of revenues, for the same period of 2017.

Year Ended December 31, 2018

Revenues for the year ended December 31, 2018 totaled $46.677 billion, compared to $43.614 billion in the same period of 2017. Net income attributable to HCA Healthcare, Inc. was $3.787 billion, or $10.66 per diluted share, compared to $2.216 billion, or $5.95 per diluted share, for the year ended December 31, 2017. Results for the year ended December 31, 2018 include gains on sales of facilities of $428 million, or $0.91 per diluted share.

For 2018, Adjusted EBITDA totaled $8.949 billion compared to $8.233 billion in 2017. Adjusted EBITDA is a non-GAAP financial measure. A table providing supplemental information on Adjusted EBITDA and reconciling net income attributable to HCA Healthcare, Inc. to Adjusted EBITDA is included in this release.

The Company recognized a tax benefit of $551 million, or $1.55 per diluted share, on net income attributable to HCA Healthcare, Inc., excluding gains on sales of facilities and losses on retirement of debt, for the year ended December 31, 2018, related to the impact of the Tax Cuts and Jobs Act, $484 million due to a reduction in its effective tax rate and a $67 million favorable adjustment to its deferred tax assets and liabilities. Results for the year ended December 31, 2018 also include a $124 million tax benefit, or $0.35 per diluted share, compared to $82 million, or $0.22 per diluted share, for the same period of 2017, related to employee equity award settlements. Results for 2017 also included a non-cash increase in the Company’s provision for income taxes of $301 million, or $0.81 per diluted share, related to the estimated impact of the Tax Cuts and Jobs Act on our deferred tax assets and liabilities.

Results for the year ended December 31, 2018 include a reduction in the Company’s reserves for professional liability risks of $70 million, or $0.15 per diluted share. The Company’s provisions for professional liability risks are based upon actuarially determined estimates and are included in “other operating expenses” in our consolidated income statements.

During the year ended December 31, 2018, the Company incurred additional expenses and experienced losses of revenues estimated at $31 million, or $0.07 per diluted share, associated with Hurricane Michael’s impact on our Florida panhandle facilities. This amount is prior to any potential insurance recoveries. Also, during the year ended December 31, 2018, the Company recorded a benefit of $49 million, or $0.11 per diluted share, from an insurance recovery related to Hurricane Harvey business interruption losses incurred during 2017.

The Company incurred additional expenses and experienced losses of revenues estimated at approximately $140 million, or $0.24 per diluted share, associated with the impact of hurricanes, during the year ended December 31, 2017.

Balance Sheet and Cash Flows from Operations

As of December 31, 2018, HCA Healthcare, Inc.’s balance sheet reflected cash and cash equivalents of $502 million, total debt of $32.821 billion, and total assets of $39.207 billion. During the fourth quarter of 2018, capital expenditures totaled $1.153 billion, excluding acquisitions. Cash flows provided by operating activities in the fourth quarter totaled $2.175 billion, compared to $1.734 billion in the fourth quarter of 2017.

During the fourth quarter of 2018, the Company repurchased 2.512 million shares of its common stock at a cost of $335 million, and during the year ended December 31, 2018, repurchased 14.070 million shares of its common stock at a cost of $1.530 billion. The Company had $272 million remaining under its existing repurchase authorization as of December 31, 2018.

Share Repurchase Program

The HCA Healthcare, Inc. Board of Directors has authorized an additional share repurchase program for up to $2 billion of the Company’s outstanding common stock. Repurchases will be made in accordance with applicable securities laws and may be made at management’s discretion from time to time in the open market, through privately negotiated transactions, or otherwise. The repurchase program has no time limit and may be suspended for periods or discontinued at any time.

Dividend

HCA today announced that its Board of Directors declared a quarterly cash dividend of $0.40 per share on the Company’s common stock. The dividend will be paid on March 29, 2019 to stockholders of record at the close of business on March 1, 2019.

The declaration and payment of any future dividend will be subject to the discretion of the Board of Directors and will depend on a variety of factors, including the Company’s financial condition and results of operations and contractual restrictions. Future dividends are expected to be funded by cash balances and future cash flows from operations.

2019 Guidance

Today, HCA issued the following estimated guidance for 2019:

2019 Guidance Range
Revenues	$50.5 to $51.5 billion
Adjusted EBITDA	$9.35 to $9.75 billion
EPS (diluted)	$9.60 to $10.20 per diluted share
Capital Expenditures	Approximately $3.7 billion

The Company’s 2019 guidance contains a number of assumptions, including:

•	2019 guidance includes estimated financial impact of the Company’s Mission Health acquisition, which is expected to close on January 31, 2019.

•	2019 guidance excludes the impact of items such as, but not limited to, gains or losses on sales of facilities, losses on retirement of debt, legal claim costs and impairments of long-lived assets.

Adjusted EBITDA is a non-GAAP financial measure. A table reconciling forecasted net income attributable to HCA Healthcare, Inc. to forecasted Adjusted EBITDA is included in this release.

The Company’s guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth below in the Company’s “Forward-Looking Statements.”

Annual Stockholders’ Meeting

The Company’s 2019 annual stockholders’ meeting will be held in Nashville, Tennessee on April 26, 2019 at 2:00 p.m. local time for stockholders of record as of March 7, 2019.

Earnings Conference Call

HCA will host a conference call for investors at 9:00 a.m. Central Standard Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed at: https://event.webcasts.com/starthere.jsp?ei=1227067&tp_key=d9ae4cc595 or through the Company’s Investor Relations web page at www.hcahealthcare.com.

About the Company

As of December 31, 2018, HCA operated 179 hospitals and approximately 1,800 sites of care, including surgery centers, freestanding emergency rooms, urgent care centers and physician clinics, in 20 states and the United Kingdom.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include the Company’s financial guidance for the year ending December 31, 2019, as well as other statements that do not relate solely to historical or current facts. Forward-looking statements can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, (2) the impact of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “Health Reform Law”), including the effects of court challenges to, any repeal of, or changes to, the Health Reform Law or changes to its implementation, the possible enactment of additional federal or state health care reforms and possible changes to other federal, state or local laws or regulations affecting the health care industry, (3) the effects related to the continued implementation of the sequestration spending reductions required under the Budget Control Act of 2011, and related legislation extending these reductions, and the potential for future deficit reduction legislation that may alter these spending reductions, which include cuts to Medicare payments, or create additional spending reductions, (4) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (5) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (6) possible changes in Medicare, Medicaid and other state programs, including Medicaid supplemental payment programs or Medicaid waiver programs, that may impact reimbursements to health care providers and insurers and the size of the uninsured or underinsured population, (7) the highly competitive nature of the health care business, (8) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under third-party payer agreements, the ability to enter into and renew third-party payer provider agreements on acceptable terms and the impact of consumer-driven health plans and physician utilization trends and practices, (9) the efforts of health insurers, health care providers, large employer groups and others to contain health care costs, (10) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (11) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (12) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (13) changes in accounting practices, (14) changes in general economic conditions nationally and regionally in our markets, (15) the emergence and effects related to infectious diseases, (16) future divestitures which may result in charges and possible impairments of long-lived assets, (17) changes in business strategy or development plans, (18) delays in receiving payments for services provided, (19) the outcome of pending and any future tax audits, disputes and litigation associated with our tax positions, (20) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, (21) the impact of potential cybersecurity incidents or security breaches, (22) our ongoing ability to demonstrate meaningful use of certified electronic health record technology, (23) the impact of natural disasters, such as hurricanes and floods, or similar events beyond our control, (24) the effects of the 2017 Tax Cuts and Jobs Act, including potential legislation or interpretive guidance that may be issued by federal and state taxing authorities or other standard-setting bodies, and (25) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2017, our current report on Form 8-K filed January 17, 2019 and our other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to “Company” and “HCA” as used throughout this release refer to HCA Healthcare, Inc. and its affiliates.

HCA Healthcare, Inc.

Condensed Consolidated Comprehensive Income Statements

Fourth Quarter

(Dollars in millions, except per share amounts)

	2018		2017
	Amount	Ratio	Amount	Ratio
Revenues	$12,274	100.0%	$11,562	100.0%

Salaries and benefits	5,485	44.7	5,181	44.8
Supplies	2,002	16.3	1,947	16.8
Other operating expenses	2,283	18.6	2,081	18.1
Equity in earnings of affiliates	(4)	—	(9)	(0.1)
Depreciation and amortization	581	4.8	550	4.8
Interest expense	446	3.6	433	3.7
Losses (gains) on sales of facilities	(8)	(0.1)	2	—

	10,785	87.9	10,185	88.1

Income before income taxes	1,489	12.1	1,377	11.9

Provision for income taxes	244	2.0	736	6.4

Net income	1,245	10.1	641	5.5

Net income attributable to noncontrolling interests	181	1.4	167	1.4

Net income attributable to HCA Healthcare, Inc.	$1,064	8.7	$474	4.1

Diluted earnings per share	$3.01		$1.30

Shares used in computing diluted earnings per share (millions)	352.876		363.943

Comprehensive income attributable to HCA Healthcare, Inc.	$1,044		$464

HCA Healthcare, Inc.

Condensed Consolidated Comprehensive Income Statements

For the Years Ended December 31, 2018 and 2017

(Dollars in millions, except per share amounts)

	2018		2017
	Amount	Ratio	Amount	Ratio
Revenues	$46,677	100.0%	$43,614	100.0%

Salaries and benefits	21,425	45.9	20,059	46.0
Supplies	7,724	16.5	7,316	16.8
Other operating expenses	8,608	18.5	8,051	18.4
Equity in earnings of affiliates	(29)	(0.1)	(45)	(0.1)
Depreciation and amortization	2,278	4.9	2,131	4.9
Interest expense	1,755	3.8	1,690	3.9
Gains on sales of facilities	(428)	(0.9)	(8)	—
Losses on retirement of debt	9	—	39	0.1

	41,342	88.6	39,233	90.0

Income before income taxes	5,335	11.4	4,381	10.0

Provision for income taxes	946	2.0	1,638	3.7

Net income	4,389	9.4	2,743	6.3

Net income attributable to noncontrolling interests	602	1.3	527	1.2

Net income attributable to HCA Healthcare, Inc.	$3,787	8.1	$2,216	5.1

Diluted earnings per share	$10.66		$5.95

Shares used in computing diluted earnings per share (millions)	355.303		372.221

Comprehensive income attributable to HCA Healthcare, Inc.	$3,779		$2,276

HCA Healthcare, Inc.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	December 31, 2018	September 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$502	$578	$732
Accounts receivable	6,789	6,532	6,501
Inventories	1,732	1,634	1,573
Other	1,190	1,266	1,171

Total current assets	10,213	10,010	9,977

Property and equipment, at cost	42,965	41,978	40,084
Accumulated depreciation	(23,208)	(22,937)	(22,189)

	19,757	19,041	17,895

Investments of insurance subsidiaries	362	367	418
Investments in and advances to affiliates	232	238	199
Goodwill and other intangible assets	7,953	7,759	7,394
Other	690	629	710

	$39,207	$38,044	$36,593

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,577	$2,414	$2,606
Accrued salaries	1,580	1,456	1,369
Other accrued expenses	2,624	2,170	1,983
Long-term debt due within one year	788	191	200

Total current liabilities	7,569	6,231	6,158

Long-term debt, less net debt issuance costs of $157, $163 and $164	32,033	32,916	32,858
Professional liability risks	1,275	1,239	1,198
Income taxes and other liabilities	1,248	1,388	1,374

EQUITY (DEFICIT)
Stockholders’ deficit attributable to HCA Healthcare, Inc.	(4,950)	(5,605)	(6,806)
Noncontrolling interests	2,032	1,875	1,811

Total deficit	(2,918)	(3,730)	(4,995)

	$39,207	$38,044	$36,593

HCA Healthcare, Inc.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2018 and 2017

(Dollars in millions)

	2018	2017
Cash flows from operating activities:
Net income	$4,389	$2,743
Adjustments to reconcile net income to net cash provided by operating activities:
Increase (decrease) in cash from operating assets and liabilities:
Accounts receivable	(423)	(601)
Inventories and other assets	(242)	(69)
Accounts payable and accrued expenses	698	374
Depreciation and amortization	2,278	2,131
Income taxes	74	433
Gains on sales of facilities	(428)	(8)
Losses on retirement of debt	9	39
Amortization of debt issuance costs	31	31
Share-based compensation	268	270
Other	107	83

Net cash provided by operating activities	6,761	5,426

Cash flows from investing activities:
Purchase of property and equipment	(3,573)	(3,015)
Acquisition of hospitals and health care entities	(1,253)	(1,212)
Disposition of hospitals and health care entities	808	25
Change in investments	57	(73)
Other	60	(4)

Net cash used in investing activities	(3,901)	(4,279)

Cash flows from financing activities:
Issuance of long-term debt	2,000	1,502
Net change in revolving credit facilities	(640)	760
Repayment of long-term debt	(1,704)	(753)
Distributions to noncontrolling interests	(441)	(448)
Payment of debt issuance costs	(25)	(26)
Payment of cash dividends	(487)	—
Repurchase of common stock	(1,530)	(2,051)
Other	(248)	(45)

Net cash used in financing activities	(3,075)	(1,061)

Effect of exchange rate changes on cash and cash equivalents	(15)	—

Change in cash and cash equivalents	(230)	86
Cash and cash equivalents at beginning of period	732	646

Cash and cash equivalents at end of period	$502	$732

Interest payments	$1,744	$1,700
Income tax payments, net	$872	$1,205

HCA Healthcare, Inc.

Operating Statistics

	Fourth Quarter			For the Years Ended December 31,
	2018	2017		2018	2017
Operations:
Number of Hospitals	179	179		179	179
Number of Freestanding Outpatient Surgery Centers	123	120		123	120
Licensed Beds at End of Period	47,199	46,738		47,199	46,738
Weighted Average Licensed Beds	47,159	46,636		46,857	45,380

Reported:
Admissions	503,371	495,121		2,003,753	1,936,613
% Change	1.7%			3.5%
Equivalent Admissions	865,255	845,986		3,420,406	3,286,432
% Change	2.3%			4.1%
Revenue per Equivalent Admission	$14,186	$13,666		$13,647	$13,271
% Change	3.8%			2.8%
Inpatient Revenue per Admission	$14,561	$13,748		$13,931	$13,525
% Change	5.9%			3.0%
Patient Days	2,438,963	2,420,007		9,732,115	9,490,138
% Change	0.8%			2.5%
Equivalent Patient Days	4,192,482	4,135,032		16,612,720	16,104,764
% Change	1.4%			3.2%
Inpatient Surgery Cases	138,625	139,433	*	548,220	540,304	*
% Change	-0.6%			1.5%
Outpatient Surgery Cases	256,240	252,639	*	971,537	941,231	*
% Change	1.4%			3.2%
Emergency Room Visits	2,174,606	2,214,416		8,764,431	8,624,137
% Change	-1.8%			1.6%
Outpatient Revenues as a
Percentage of Patient Revenues	38.2%	39.4%		38.2%	38.1%
Average Length of Stay (days)	4.845	4.888		4.857	4.900
Occupancy	56.2%	56.4%		56.9%	57.3%

Same Facility:
Admissions	477,484	468,537		1,903,292	1,857,450
% Change	1.9%			2.5%
Equivalent Admissions	815,065	799,793		3,233,693	3,153,950
% Change	1.9%			2.5%
Revenue per Equivalent Admission	$14,266	$13,670		$13,750	$13,231
% Change	4.4%			3.9%
Inpatient Revenue per Admission	$14,673	$13,721		$14,026	$13,462
% Change	6.9%			4.2%
Inpatient Surgery Cases	131,394	131,231		519,460	515,261
% Change	0.1%			0.8%
Outpatient Surgery Cases	242,823	240,829		924,298	908,269
% Change	0.8%			1.8%
Emergency Room Visits	2,043,668	2,086,822		8,268,080	8,263,810
% Change	-2.1%			0.1%

*	Reclassifications between inpatient surgery cases and outpatient surgery cases for 2017 have been made to conform to the 2018 presentation.

HCA Healthcare, Inc.

Supplemental Non-GAAP Disclosures

Operating Results Summary

(Dollars in millions, except per share amounts)

			For the Years
	Fourth Quarter		Ended December 31,
	2018	2017	2018	2017
Revenues	$12,274	$11,562	$46,677	$43,614

Net income attributable to HCA Healthcare, Inc.	$1,064	$474	$3,787	$2,216
Losses (gains) on sales of facilities (net of tax)	(6)	1	(324)	(5)
Losses on retirement of debt (net of tax)	—	—	7	25

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt (a)	1,058	475	3,470	2,236
Depreciation and amortization	581	550	2,278	2,131
Interest expense	446	433	1,755	1,690
Provision for income taxes	242	737	844	1,649

Net income attributable to noncontrolling interests	181	167	602	527

Adjusted EBITDA (a)	$2,508	$2,362	$8,949	$8,233

Adjusted EBITDA margin (a)	20.4%	20.4%	19.2%	18.9%

Diluted earnings per share:
Net income attributable to HCA Healthcare, Inc.	$3.01	$1.30	$10.66	$5.95
Losses (gains) on sales of facilities	(0.02)	—	(0.91)	(0.01)
Losses on retirement of debt	—	—	0.02	0.06

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt (a)	$2.99	$1.30	$9.77	$6.00

Shares used in computing diluted earnings per share (millions)	352.876	363.943	355.303	372.221

(a)

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles (“GAAP”). We believe net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA as the primary measures to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and GAAP net income attributable to HCA Healthcare, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that losses (gains) on sales of facilities and losses on retirement of debt will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered as alternatives to net income attributable to HCA Healthcare, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

Free Cash Flow Calculation:

We calculate free cash flow for the year ended December 31, 2018 as cash flow from operations of $6.761 billion, less capital spending of $3.573 billion, distributions to non-controlling interests of $441 million and dividend payments of $487 million, which results in free cash flow of $2.260 billion. Free cash flow is a non-GAAP financial measure.

HCA Healthcare, Inc.

Supplemental Non-GAAP Disclosures

2019 Operating Results Forecast

(Dollars in millions, except per share amounts)

	For the Year Ending
	December 31, 2019
	Low	High
Revenues	$50,500	$51,500

Net income attributable to HCA Healthcare, Inc. (a)	$3,375	$3,585
Depreciation and amortization	2,450	2,500
Interest expense	1,900	1,950
Provision for income taxes	985	1,065
Net income attributable to noncontrolling interests	640	650

Adjusted EBITDA (a) (b)	$9,350	$9,750

Diluted earnings per share:
Net income attributable to HCA Healthcare, Inc.	$9.60	$10.20

Shares used in computing diluted earnings per share (millions)	351.700	351.700

The Company’s forecasted guidance range is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks.

(a)

The Company does not forecast the impact of items such as, but not limited to, losses (gains) on sales of facilities, losses on retirement of debt, legal claim costs (benefits) and impairments of long-lived assets because the Company does not believe that it can forecast these items with sufficient accuracy.

(b)

Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles (“GAAP”). We believe Adjusted EBITDA is an important measure that supplements discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon Adjusted EBITDA as a primary measure to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Healthcare, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry.

Adjusted EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative to net income attributable to HCA Healthcare, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.